SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 29, 2002

CELERITEK, INC.

(Exact name of registrant as specified in its charter)

California	0-23576	77-0057484

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3236 Scott Boulevard
Santa Clara, California 95054

(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (408) 986-5060

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

     On October 29, 2002, Celeritek, Inc., a California corporation (“Celeritek”), completed its acquisition of Tavanza, Inc., a Delaware corporation (“Tavanza”), through Celeritek’s wholly-owned subsidiary Turquoise Acquisition Corp., a Delaware corporation (“Merger Sub”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 14, 2002, by and among Celeritek, Merger Sub, Tavanza, the stockholder representative and all of the stockholders of Tavanza (the “Tavanza Stockholders”). Under the terms of the Merger Agreement, Tavanza became a wholly-owned subsidiary of Celeritek. As consideration for the acquisition, and subject to the escrow fund and quarterly installment sale payments as referenced below, Celeritek will pay the Tavanza Stockholders an aggregate of $3.3 million cash (the “Acquisition Consideration”) in exchange for all of the outstanding common and preferred stock of Tavanza. Celeritek will use its general working capital as the source of funds to make the cash payments.

     Under the terms of the Merger Agreement, $230,000 of the Acquisition Consideration will be held in an escrow fund for a period of 6 months, and during that time may be used to satisfy certain indemnification obligations of the former Tavanza stockholders. In addition, $520,000 of the Acquisition Consideration will be paid to the common stockholders through installment sale payments over six quarters beginning six months after the closing.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELERITEK, INC

Date: November 11, 2002	By:	/s/ Margaret E. Smith

Margaret E. Smith Vice President, Chief Financial Officer